                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   COUNTRYSIDE SQUARE LIMITED PARTNERSHIP
   (Last)  (First)  (Middle)

   C/O HRE PROPERTIES; 321 RAILROAD AVENUE
   (Street)

   GREENWICH   CT         06830
   (City)      (State)    (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   11/22/96

3. IRS or Social Security Number of Reporting Person (Voluntary)

   None.

4. Issuer Name and Ticker or Trading Symbol

   HRE PROPERTIES (HRE)

5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (Specify below)


6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing

   /X/  Form filed by one reporting person
   / /  Form filed by more than one reporting person

            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount        3. Ownership
                                     of Secu-         Form:
                                     rities           Direct
                                     Bene-            (D) or        4. Nature of
                                     ficially         Indirect         Indirect
1. Title of Security                 Owned            (I)              Beneficial
   (Instr. 4)                        (Instr. 4)       (Instr. 5)       Ownership
--------------------------------  --------------   -------------    ----------------
COMMON STOCK, no par value        600,000 Shares         D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* IF the form is filed by more than one reporting person, see Instruction
  5(b)(v).

         Table II--Derivative Security Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------


                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct
                                                   Exercise       (D) or      6. Nature of
                                                   Price of       Indirect       Indirect
1. Title of Derivative                             Derivative     (I)            Beneficial
   Security (Instr. 4)                             Security       (Instr. 5)     Ownership
----------------------------------------------  -------------  -------------  --------------



Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


COUNTRYSIDE SQUARE LIMITED PARTNERSHIP

By:  HRE PROPERTIES,
     as General Partner

By: /s/ Charles J. Urstadt                         November 27, 1996
    ---------------------------------------    --------------------------
    Name:  Charles J. Urstadt                             Date
    Title: Chairman and Chief Executive
           Officer